		Filed Pursuant to Rule 424(b)(2)
		Registration No. 333-131159

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee (1)

Common Stock (.01 par value)	$8,000,000	$314.40

(1) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 17, 2007)

CIT Group Inc.
Common Stock

We have entered into a sales agency agreement with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated relating to the shares of common stock offered by this prospectus. In accordance with the terms of the sales agency agreement, we may offer and sell up to an aggregate sales price of $8,000,000 of shares of our common stock from time to time through Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as our sales agents. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange.

Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated will be entitled to a commission of 1.0% per share of common stock sold, to be allocated evenly between them.

Our common stock is listed on the New York Stock Exchange under the symbol “CIT.” The last reported sale price of our common stock on November 17, 2008 was $3.49 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citi	Morgan Stanley

November 18, 2008

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company,” “CIT,” “CIT Group” and “CIT Group Inc.” refer to CIT Group Inc. and its subsidiaries. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus or any free writing prospectus prepared by CIT. We and the sales agents have not authorized anyone else to provide you with different or additional information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

The distribution of this prospectus supplement and the attached prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. We are not making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

ii

WHERE YOU CAN FIND MORE INFORMATION

CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of this offering.

We incorporate by reference the documents listed below.

•

our Annual Report on Form 10-K for the year ended December 31, 2007 and our Current Report on Form 8-K filed on November 6, 2008 (restating financial and other information included in Part I, Item 1, Part II, Items 6, 7, 7A and 8 of the Form 10-K to give effect to the presentation of the home lending business as discontinued operations);

•	our Quarterly Reports on Form 10-Q for the periods ending March 31, 2008, June 30, 2008 and September 30, 2008, respectively;

•	our Definitive Proxy Statement filed with the SEC on March 25, 2008;

•	our Additional Definitive Proxy Statement filed with the SEC on March 26, 2008;

•

our Current Reports on Form 8-K filed with the SEC on January 11, 2008 (other than Item 2.02), January 17, 2008, January 22, 2008, January 23, 2008, January 25, 2008, January 29, 2008, February 5, 2008, February 6, 2008 (amendment to our Current Report on Form 8-K filed on January 23, 2008), February 6, 2008 (amendment to our Current Report on Form 8-K filed on January 29, 2008), February 12, 2008, February 14, 2008, February 21, 2008, February 26, 2008, March 4, 2008, March 12, 2008, March 14, 2008, March 20, 2008, April 3, 2008, April 17, 2008, April 18, 2008, April 22, 2008, April 25, 2008, May 12, 2008, June 9, 2008, June 16, 2008, July 1, 2008, July 17, 2008, September 8, 2008, October 2, 2008, October 3, 2008, October 16, 2008, November 13, 2008 and November 17, 2008; and

•	the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn A. Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

iii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement.

CIT Group Inc.

CIT Group Inc., a Delaware corporation, is a leading global commercial finance company with a focus on providing financing products and services to middle-market companies and serving global vendor relationships. Founded in 1908, we provide financing and leasing capital for companies in a wide variety of industries. We offer vendor, equipment and commercial finance products, factoring, small business lending, structured financing products, and commercial real estate financing, as well as mergers and acquisitions and management advisory services. In response to the credit markets disruption that began in 2007 and resulted in our inability to access the commercial paper and unsecured term debt markets, we commenced a strategic initiative to re-focus the business and to transition our funding model, while emphasizing the maintenance of adequate liquidity given the constrained credit markets. This included a strategic review of our businesses, culminating in the decision to create a smaller enterprise focused exclusively on commercial finance. One element of our strategy is the liquidation of our consumer businesses, principally home lending and student lending. We substantially completed our exit from the residential mortgage business during the third quarter of 2008 by selling all of our home lending and manufactured housing receivables to third parties and expect to close on the sale of the remaining mortgage servicing operations in early 2009. We are liquidating remaining consumer sales finance businesses by ceasing all originations and intensifying collection efforts. Greater focus on our core commercial finance franchises is intended to result in more consistent financial performance in terms of profitability, returns and credit performance.

We have broad access to customers and markets through our diverse businesses. Each business has industry alignment and focuses on specific sectors, products, and markets, with portfolios diversified by client and geography. The majority of our businesses focus on commercial clients with a particular focus on middle-market companies. We serve a wide variety of industries. Our largest industries include transportation, particularly aerospace and rail, and a broad range of manufacturing and retailing. We also serve the wholesaling, healthcare, communications, media and entertainment and various service-related industries. Our U.S. Small Business Administration (“SBA”) preferred lender operations have been recognized as the nation’s #1 SBA Lender (based on 7(a) program volume) in each of the last eight years.

Our commercial products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit and interest rate protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, acquisition and expansion financing and U.S. government-backed small business loans. Our commercial offerings include both fixed and floating-interest rate products.

We also offer a wide variety of services to our clients, including capital markets structuring and syndication, finance-based insurance, and advisory services in asset finance, balance sheet restructuring, merger and acquisition and commercial real estate analysis.

We generate transactions through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors, and through referral sources and other intermediaries. In addition, our business units work together both in referring transactions among units (i.e. cross-selling) and by combining various products and structures to meet our customers’ overall financing needs. We also buy and sell participations in and syndications of finance receivables and lines of credit. From time to time, in the normal course of business, we purchase finance receivables on a wholesale basis (commonly called bulk portfolio purchases).

We generate revenue by earning interest income on the loans we hold on our balance sheet, collecting rentals on the equipment we lease and earning fee and other income for the financial services we provide. We also syndicate and sell certain finance receivables and equipment to leverage our origination capabilities, reduce concentrations, manage our balance sheet or improve profitability.

We fund our business in the global capital markets, principally through asset-backed and other secured financing arrangements, commercial paper, unsecured term debt, and broker-originated deposits, although we are not currently accessing the commercial paper and unsecured term debt markets. We rely on these diverse funding sources to maintain liquidity and strive to mitigate interest rate, foreign currency, and other market risks through disciplined matched funding strategies. In addition, our business model is highly dependent on these diverse funding sources, particularly the unsecured debt markets, in order to efficiently fund our business and achieve adequate returns on equity.

Recent Developments

Liquidity and Capital Resources

CIT’s funding strategy and liquidity position have been adversely affected by the ongoing stress in the credit markets that began in the middle of 2007 and reached unprecedented levels during recent months. The capital markets have remained highly volatile with liquidity significantly reduced. These conditions have resulted in increased borrowing costs and have curtailed our ability to access the unsecured debt markets in a cost-effective manner. During this period, our top priority has been to ensure that we restore adequate, reliable access to liquidity. To further support funding and liquidity at CIT, we have taken a number of measures since the beginning of the third quarter of 2008, including:

•

Sold CIT’s home lending business and manufactured housing portfolio in early July, with substantially all of the $1.8 billion in cash proceeds received and all $4.3 billion of the related secured debt transferred. CIT no longer has direct exposure to this asset class.

•

Refinanced approximately $6 billion of secured funding facilities, including approximately $4 billion of conduit facilities that finance on-balance sheet government-guaranteed student loans and a $2 billion conduit facility to finance equipment loans and leases.

•	Received approximately half of a $3 billion long-term, financing facility from Goldman Sachs, structured and documented as a total return swap.

•	Issued approximately $800 million of deposits, consisting of $700 million of time deposits and the remainder in brokerage sweep accounts, through CIT Bank, our Utah-based industrial bank.

•	Borrowed approximately $400 million under a secured aircraft financing facility, under which we expect to finance an additional $1.1 billion of Airbus plane deliveries through the end of 2009.

•	Entered into an agreement with Wells Fargo Bank for a $500 million secured lending facility.

To further support funding and liquidity at CIT we are taking additional measures, including the Equity Unit Exchange (as defined below), the Subordinated Notes Exchange (as defined below), the submission of our application to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to become a bank holding company and a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), the submission of our application to the U.S. Department of the Treasury (the “U.S. Treasury”) to sell perpetual preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008 (the “Capital Purchase Program”), discussions with the Federal Deposit Insurance Corporation (the “FDIC”) regarding CIT’s possible participation in the FDIC’s Temporary Liquidity Guarantee Program (the “TLG Program”) and the Additional Liquidity and Capital Initiatives (as defined below). We discuss in greater detail each of these actions below.

Equity Unit Exchange and Subordinated Notes Exchange

In a separate offering, CIT is offering certain holders the opportunity to exchange any and all equity units of CIT, stated amount $25 per unit, that are in the form of corporate units, for a combination of $4.00 in cash (plus accrued but unpaid contract adjustment payments with respect to the purchase contract) and 0.7147 shares of CIT common stock per corporate unit, plus accrued but unpaid interest, on the terms and conditions set forth in the offer to exchange related to such offer (the “Equity Unit Exchange”). The closing of the Equity Unit Exchange is subject to customary closing conditions.

Separately, CIT is also offering certain eligible holders the opportunity to exchange certain outstanding notes (the “old notes”) of CIT for (i) newly-issued 12% Subordinated Notes due 2018 (the “Subordinated Notes”) or (ii) cash and Subordinated Notes at the option of the eligible holders, on the terms and conditions set forth in the confidential offering memorandum related to such offers (the “Subordinated Notes Exchange” and, together with the Equity Unit Exchange, the “Concurrent Transactions”). The Subordinated Notes Exchange is conditioned upon, among other things, the approval by the Federal Reserve of CIT’s application to become a bank holding company and a financial holding company under the BHC Act and the purchase or commitment to purchase by the U.S. Treasury of our perpetual preferred stock pursuant to the Capital Purchase Program.

The purpose of the Concurrent Transactions is to increase our capital levels, while reducing the amount of our outstanding debt, in connection with our capital plan relating to our application to become a bank holding company and a financial holding company under the BHC Act. See “—Application to Become a Bank Holding Company and a Financial Holding Company.” If the Concurrent Transactions are not completed, there can be no assurance that CIT will be able to take alternative steps to meet the capital requirements of the BHC Act and, accordingly, we cannot assure you that we will have, or have access to, sufficient liquidity to adequately fund our operations.

Application to Become a Bank Holding Company and a Financial Holding Company

On November 12, 2008, CIT submitted an application to the Federal Reserve for approval to become a bank holding company and a financial holding company under the BHC Act. CIT is seeking this new status from the Federal Reserve to obtain maximum flexibility and stability to pursue new business opportunities as the financial marketplace undergoes rapid and profound changes. If approved, we believe that conversion to a bank holding company would provide CIT with expanded opportunities for funding. In connection with CIT becoming a bank holding company, on November 12, 2008, CIT Bank, currently a Utah industrial bank, applied to convert into a Utah state bank and also applied to become a state member bank of the Federal Reserve System. See “Risk Factors—Risks Related to Our Becoming a Bank Holding Company and a Financial Holding Company.”

In connection with its applications to become a bank holding company and CIT Bank’s application to convert CIT Bank to a Utah state bank, CIT has also applied to the Federal Reserve for an exemption on behalf of CIT and CIT Bank from Section 23A of the Federal Reserve Act (“Section 23A”). Section 23A contains quantitative limitations on certain transactions between a member bank and its affiliates. CIT is seeking the exemption for a one-time series of assets transfers of up to $30 billion in the aggregate that would otherwise exceed the quantitative limits as part of a strategic reorganization intended to gradually shift its primary operating platform to CIT Bank. CIT has proposed a plan to the Federal Reserve to move assets to CIT Bank in stages over a period of time and in a manner that is acceptable to the regulators, and has also made certain commitments to the Federal Reserve to ensure that the transfer of assets is safe and sound for CIT Bank. No assurances can be given that the Federal Reserve will grant CIT’s request, in whole or in part, for an exemption from Section 23A, or that such request will be granted on the terms and conditions requested by CIT.

Following the conversion to a bank holding company, the Federal Reserve will have authority to conduct on-site examinations of CIT and any of its affiliates, subject to coordinating with any state or federal functional regulator of any particular affiliate. It is possible that certain of CIT’s existing businesses will not be deemed to be permissible for bank holding companies. If so, CIT will be required to divest them prior to the expiration of the statutory grace period of two years, with the possibility of three one-year extensions for a total maximum grace period of five years. CIT does not believe that such required divestments, if any, will have a material adverse effect on its financial condition or results of operations. Certain activities not permissible for bank holding companies are permissible for financial holding companies; however, financial holding companies also cannot engage in certain activities according to the BHC Act. CIT does not believe that it is currently engaged in material businesses not permissible for a financial holding company.

Issuance of Perpetual Preferred Stock Pursuant to the Capital Purchase Program

In October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, under which the Troubled Asset Relief Program (the “TARP”) and the Capital Purchase Program have been created. Under the Capital Purchase Program, the U.S. Treasury may purchase senior perpetual preferred stock on standardized terms from qualifying financial institutions, including bank holding companies. The U.S. Treasury may purchase an amount of senior perpetual preferred stock of a participating qualifying financial institution equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets. If we were to participate in the program, the perpetual preferred stock we issue to the U.S. Treasury will rank senior to our common stock and pari passu with our existing preferred stock. Except under certain circumstances, the perpetual preferred stock will have a liquidation preference of $1,000 per share. The perpetual preferred stock will pay a cumulative dividend rate of 5% per annum for the first five years and would reset to a rate of 9% per annum thereafter, payable quarterly in arrears. The perpetual preferred stock will be non-voting, other than class voting rights on any amendment to the rights of the perpetual preferred stock or on other matters that could adversely affect the perpetual preferred stock. The perpetual preferred stock would be callable at par plus any accrued and unpaid dividends after the third anniversary of its issuance. Prior to the third anniversary of the issue date of the perpetual preferred stock, the perpetual preferred stock may be redeemed with the proceeds from an equity offering for cash of any Tier 1 qualifying perpetual preferred or common stock which results in gross proceeds of at least 25% of the issue price of the perpetual preferred stock. The U.S. Treasury may also transfer the perpetual preferred stock to a third party at any time.

For as long as any perpetual preferred stock issued pursuant to the Capital Purchase Program is outstanding, unless the participating qualifying financial institution has fully paid all of its dividend obligations under the perpetual preferred stock issued pursuant to the Capital Purchase Program, (i) no dividends may be declared or paid on the qualifying financial institution’s junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, or common stock (other than, in the case of preferred shares ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, dividends on a pro rata basis with the perpetual preferred stock), and (ii) the qualifying financial institution may not repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock or common stock.

In conjunction with the purchase of perpetual preferred stock from a qualifying financial institution, the U.S. Treasury will receive warrants to purchase a number of shares of common stock with an aggregate market price equal to 15% of the amount of the U.S. Treasury’s senior preferred investment. The initial exercise price and the market price for determining the number of shares of common stock subject to the warrants will be based on the 20-day trailing average of the market price of the common stock on the date of the sale of the perpetual preferred stock.

Participating qualifying financial institutions must adopt the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds any equity or debt securities of the qualifying financial institution. Pursuant to the interim final rule, such standards include, without limitation, (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (ii) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibition on the financial institution from making any golden parachute payment to a senior executive as defined in the applicable Internal Revenue Code provision; and (iv) agreement not to deduct for U.S. federal income tax purposes executive compensation in excess of $500,000 for each senior executive.

On November 12, 2008, CIT submitted an application to participate in, and requested an investment under, the Capital Purchase Program. The application requested that the U.S. Treasury purchase $2.5 billion of perpetual preferred stock of CIT, which is consistent with the guidelines established by the U.S. Treasury (which is in compliance with U.S. Treasury guidelines of no more than 3% of CIT’s risk-weighted assets). There can be no assurances as to when or if we will be successful with respect to our application to become a bank holding company and a financial holding company under the BHC Act or eligible for the Capital Purchase Program, and, if successful, exactly what the structure or amount of the U.S. Treasury investment will be.

Terms and conditions of the Capital Purchase Program are set forth on standard forms of a securities purchase agreement, letter agreement, certificate of designations and warrant and are summarized on a term sheet published by the U.S. Treasury.

Obtaining Eligibility for the FDIC’s Temporary Liquidity Guarantee Program

The FDIC recently adopted an Interim Rule establishing the TLG Program. The TLG Program includes (i) a debt guarantee program (the “Debt Guarantee Program”), by which the FDIC will guarantee the payment of certain newly issued senior unsecured debt and (ii) the Transaction Account Guarantee Program, by which the FDIC will guarantee certain non-interest-bearing transaction accounts. On November 12, 2008, CIT notified the FDIC of its intent to participate in the Debt Guarantee Program. As of the date of this prospectus supplement, CIT has not received any assurance from the FDIC that CIT will be eligible to participate in the program. There can be no assurance that the FDIC will permit CIT to participate in the TLG Program. See “Risk Factors—Risks Related to the Temporary Liquidity Guarantee Program.”

Additional Liquidity and Capital Initiatives

In addition to the Concurrent Transactions, CIT intends to engage from time to time in further initiatives to additionally enhance its liquidity and capital position. These initiatives may include offerings of its capital stock or subordinated debt, sales of assets and other measures (“Additional Liquidity and Capital Initiatives”). Any offering of common stock or other securities will depend on the price per share of the common stock or other securities sold in such offering and on CIT’s liquidity and capital position at that time. There can be no assurances as to when or if we will undertake any Additional Liquidity and Capital Initiatives or, if undertaken, whether they will be successful. None of the Additional Liquidity and Capital Initiatives is a condition to the Concurrent Transactions.

Expected Effects on Our Liquidity and Capital Resources

The Concurrent Transactions, participation in the Capital Purchase Program and any Additional Liquidity and Capital Initiatives CIT may undertake, if successful, will increase CIT’s capital levels and may also reduce the amount of its outstanding debt. These recapitalization actions are a condition to our becoming a bank holding company and a financial holding company under the BHC Act. If these actions are not completed, there can be no assurance that CIT will be able to take alternative steps to meet the capital requirements of the BHC Act.

Even assuming the successful implementation of all of the actions described above, CIT may be required to execute asset sales or other capital generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures. In addition, if CIT becomes a bank holding company and a financial holding company and over time fails to maintain regulatory capital requirements, CIT may be subject to serious consequences ranging in severity from being precluded from making acquisitions to becoming subject to formal enforcement actions and CIT Bank may become subject to FDIC receivership.

Our principal executive offices are located at 505 Fifth Avenue, New York, New York 10017. Our telephone number is (212) 771-0505.

The Offering

Common stock offered	Shares with an aggregate sales price of up to $8,000,000.
Use of proceeds	We intend to use the net proceeds from this offering for the payment of preferred stock dividends.
Risk factors

See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	CIT

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read and consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the common stock offered hereby. If any of the following events actually occurs, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common stock. You may lose all or part of your original investment.

Risks Related to This Offering

The common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests. This means the shares of common stock will rank junior to all of our preferred stock, to our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

We have a history of paying dividends to our stockholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

Furthermore, if we are successful with respect to our application to participate in the Capital Purchase Program and perpetual preferred stock is issued to the U.S. Treasury pursuant to such program, the consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

If the U.S. Treasury purchases our perpetual preferred stock pursuant to the Capital Purchase Program, we will be subject to restrictions on our ability to pay dividends.

For as long as any perpetual preferred stock issued pursuant to the Capital Purchase Program is outstanding, unless a qualifying financial institution has fully paid all of its dividend obligations under the perpetual preferred stock issued pursuant to the Capital Purchase Program, (i) no dividends may be declared or paid on a qualifying financial institution’s junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, or common stock (other than, in the case of preferred shares ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, dividends on a pro rata basis with the perpetual preferred stock) and (ii) the qualifying financial institution may not repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock or common stock. The consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

Risks Related to Our Becoming a Bank Holding Company and a Financial Holding Company

Our business, financial condition and results of operations could be adversely affected by regulations to which we are and will become subject as a result of becoming a bank holding company and a financial holding company, by new regulations or by changes in other regulations or the application thereof.

On November 12, 2008, we filed an application with the Federal Reserve to become a bank holding company. The application is pending with the Federal Reserve and may not ultimately be approved. If our application is approved, we expect to be able to continue to engage in most of the activities in which we currently engage. However, it is possible that certain of our existing businesses will not be deemed to be permissible under applicable regulations if our application is successful. In addition, if we successfully convert into a bank holding company, we will be subject to the comprehensive, consolidated supervision of the Federal Reserve, including risk-based and leverage capital requirements and information reporting requirements. This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. In addition, if the Concurrent Transactions and an Additional Liquidity and Capital Initiative are not completed, there can be no assurance that we will be able to take alternative steps to meet the capital requirements of the BHC Act.

In connection with our application to become a bank holding company on November 12, 2008, we provided the Federal Reserve with our election letter to become a financial holding company. In addition to being subject to the comprehensive, consolidated supervision of the Federal Reserve, including the risk-based and leverage capital requirements and information reporting requirements, a financial holding company and its subsidiary banks have to maintain appropriate regulatory capital levels. Certain activities which are not permissible for bank holding companies are permissible for a financial holding company and we believe that currently we do not engage in material businesses not permissible for a financial holding company. In addition to being well-capitalized, CIT and CIT Bank will be subject to guidelines that involve qualitative judgments by regulators about the entities’ status as well-managed and the entities’ compliance with Community Reinvestment Act obligations.

The financial services industry, in general, is heavily regulated. Proposals for legislation further regulating the financial services industry are continually being introduced in the United States Congress and in state legislatures. The agencies regulating the financial services industry also periodically adopt changes to their regulations. In light of current conditions in the U.S. financial markets and economy, regulators have increased the invasiveness of their supervision and their regulation of the financial services industry. In addition, in October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, which in turn created the TARP and the Capital Purchase Program. Similarly, there is a substantial prospect that Congress will restructure the regulation and supervision of financial institutions in the foreseeable future. We are unable to predict how this increased supervision and regulation will be fully implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations.

We are also affected by the policies adopted by regulatory authorities and bodies of the United States and other governments. For example, the actions of the Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

If we do not maintain appropriate regulatory capital levels, there could be an adverse effect on the manner in which we do business.

Under regulatory capital adequacy guidelines, CIT and its principal banking subsidiary, CIT Bank, will be required to meet guidelines that involve quantitative measures of assets, liabilities and certain off- balance sheet items. Failure to meet and maintain the appropriate capital levels could affect our status as a financial holding company and eligibility for a streamlined review process for acquisition proposals, have a material effect on our financial condition, and subject us to a variety of enforcement actions, as well as certain restrictions on our business.

Risks Related to the Temporary Liquidity Guarantee Program

If we become an eligible entity for purposes of the TLG Program, we will become subject to uncertainties related to the implementation of this new program by the FDIC.

The FDIC issued the Interim Rule regarding the TLG Program on October 23, 2008 and has not yet performed under any guarantees pursuant to the procedures and policies set forth therein. Certain provisions of the TLG Program, especially those relating to the guarantees of obligations of bank holding companies, represent new policy initiatives which vary significantly from programs historically administered and run by the FDIC.

The TLG Program contemplates that the cost of making payments on the guarantees of obligations of eligible entities will be borne by assessments on entities participating in the program, which assessments could be significant. In the event, however, that these amounts are not sufficient to fund obligations of the FDIC under its guarantees, the FDIC will need to fund such amounts directly from increased assessments, borrowings from the Federal Reserve or otherwise. The TLG Program is one of a number of novel and significant initiatives adopted by the federal government in response to the unprecedented upheaval in domestic and global capital and credit markets. At this time, it is impossible to know either the impact of such policies or the course of future events relative to the capital or credit markets or the economy, including additional steps that may be taken by the United States or other political entities. The further deterioration of capital or credit markets or economic conditions could have an adverse effect on the ability of the FDIC to successfully implement the TLG Program.

Furthermore, although we have had discussions with the FDIC regarding participating in the TLG Program, as of the date of this prospectus supplement, we have received no assurance that the FDIC will permit us to participate in the TLG Program either prior to, upon completion of, or at any time after the completion of the Concurrent Transactions.

Risks Related to Our Business

Our liquidity or ability to raise debt may be limited.

Our business model depends upon access to the debt capital markets to provide sources of liquidity and efficient funding for asset growth. These markets have exhibited heightened volatility and dramatically reduced liquidity. Liquidity in the debt capital markets has become significantly more constrained and interest rates available to us have increased significantly relative to benchmark rates, such as U.S. treasury securities and LIBOR. Recent downgrades in our short and long-term credit ratings have worsened these general conditions and had the practical effect of leaving us without current access to the commercial paper market and unsecured term debt markets, which were historical sources of liquidity for us, and necessitated our action to draw down on our bank credit facilities. As a result of these developments, we are not currently accessing the commercial paper and unsecured term debt markets and have shifted our funding sources primarily to secured borrowings, including both on-balance sheet and off-balance sheet securitizations. For some segments of our business, secured funding is significantly less efficient than unsecured debt facilities. Further, while we have remaining capacity with respect to this funding source, there are limits to the amount of assets that can be encumbered without affecting our ability to maintain our debt ratings at various levels. Additional adverse developments in the economy, long-term disruption in the capital markets, deterioration in our business performance or further downgrades in our credit ratings could further limit our access to these markets and increase our cost of capital. If any one of these developments occurs, or if we are unable to regain access to the commercial paper or unsecured term debt markets, it would adversely affect our business, operating results and financial condition.

Our ability to satisfy our cash needs may also be constrained by regulatory or contractual restrictions on the manner in which we may use portions of our cash on hand. For example, our total cash position at September 30, 2008 includes cash and short-term investments at our Utah bank and restricted cash largely related to securitization transactions. The cash and investments at our Utah bank are available solely for the bank’s funding and investment requirements. The restricted cash related to securitization transactions is available solely for payments to certificate holders. The cash and investments of the bank and the restricted cash related to securitization transactions cannot be transferred to or used for the benefit of any other affiliate of ours.

In addition, as part of our business we extend lines of credit, some of which can be drawn by the borrowers at any time. If the borrowers on these lines of credit access these lines or increase their rate of borrowing either as a result of their business needs or due to a perception that we may be unable to fund these lines of credit in the future, this could degrade our liquidity position substantially which could have a material adverse effect on our business.

Efforts to expand our deposit-taking capabilities and take other measures to maintain adequate liquidity may be unsuccessful.

We are in the process of exploring a variety of options that would allow us to expand our deposit-taking capabilities, to potentially benefit from certain recently announced U.S. government programs to support financial institutions, or to execute on other measures designed to manage our liquidity position, including converting CIT Bank from a Utah industrial bank into a Utah state bank, applying for participation in the Capital Purchase Program and potential asset sales or secured financings or acquisitions of other banking institutions. Each of these measures is subject to a number of uncertainties, including but not limited to obtaining government approvals for certain measures and locating a suitable transaction counterparty for other measures. In addition, we may face strong competition for deposits from other new and existing bank holding companies similarly seeking larger and more stable pools of funding. There are significant risks that we will not execute these changes successfully, even if we obtain all the necessary approvals or locate suitable transaction counterparties. Further, if we are successful in implementing any of these options, they may not achieve their anticipated benefits. A failure to successfully implement some or all of the options we are exploring could have a material adverse effect on our business.

We may also raise additional equity capital through the sale of common stock, preferred stock, or securities that are convertible into common stock, which may or may not be done in connection with some of the options we are exploring. Except for listing requirements of the New York Stock Exchange, we do not believe that currently we would be restricted from entering into the sale of any such equity securities in either public or private transactions. The listing rules of the New York Stock Exchange may require shareholder approval of transactions involving the issuance of 20% or more of the voting power or number of shares outstanding. The terms of any such equity transactions may subject existing shareholders to potential subordination or dilution and may involve a change in governance.

We may be adversely affected by further deterioration in economic conditions that is general or specific to industries, products or geographies.

A recession, prolonged economic weakness, or further downturn in the U.S. or global economies or affecting specific industries, geographic locations and/or products could make it difficult for us to originate new business, given the resultant reduced demand for consumer or commercial credit. In addition, a downturn in certain industries may result in a reduced demand for the products that we finance in that industry or negatively impact collection and asset recovery efforts.

Credit quality also may be impacted during an economic slowdown or recession as borrowers may fail to meet their debt payment obligations. Adverse economic conditions may also result in declines in collateral values. Accordingly, higher credit and collateral related losses could impact our financial position or operating results.

For example, decreased demand for the products of various manufacturing customers due to a general economic slowdown may adversely affect their ability to repay their loans and leases with us. Similarly, a decrease in the level of airline passenger traffic due to general economic slowdown or a decline in shipping volumes due to a slowdown in particular industries may adversely affect our aerospace or rail businesses.

Uncertainties related to our business may result in the loss of key customers.

Our business depends on our ability to provide a wide range of quality products to our customers and our ability to attract new customers. If our customers are uncertain as to our ability to continue to provide the same breadth and quality of products, we may be unable to attract new customers and we may experience a loss of customers.

Our reserves for credit losses may prove inadequate or we may be negatively affected by credit risk exposures.

Our business depends on the creditworthiness of our customers. We maintain a consolidated reserve for credit losses on finance receivables that reflects management’s judgment of losses inherent in the portfolio. We periodically review our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans, past due loan migration trends, and non-performing assets. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of adverse changes in the economy or events adversely affecting specific customers, industries or markets. The current economic environment is dynamic and the credit worthiness of our customers and the value of collateral underlying our receivables can change significantly over very short periods of time. Our reserves may not keep pace with changes in the creditworthiness of our customers or collateral values. If the credit quality of our customer base materially decreases, if the risk of a market, industry, or group of customers changes significantly, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations could suffer.

In addition to customer credit risk associated with loans and leases, we are also exposed to other forms of credit risk, including counterparties to our derivative transactions, loan sales, syndications and equipment purchases. These counterparties include other financial institutions, manufacturers and our customers. If our credit underwriting processes or credit risk judgments fail to adequately identify or assess such risks, or if the credit quality of our derivative counterparties, customers, manufacturers, or other parties with which we conduct business materially deteriorates, we may be exposed to credit risk related losses that may negatively impact our financial condition, results of operations or cash flows.

We may be adversely affected by significant changes in interest rates.

Although we generally employ a matched funding approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates or widening of our credit spreads, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our profitability. Conversely, a decrease in interest rates could result in accelerated prepayments of owned and managed finance receivables.

We may be required to take additional impairment charges for goodwill or intangible assets related to acquisitions.

We have acquired certain portions of our business and certain portfolios through acquisitions and bulk purchases. Further, as part of our long-term business strategy, we may continue to pursue acquisitions of other companies or asset portfolios. In connection with prior acquisitions, we have accounted for the portion of the purchase price paid in excess of the book value of the assets acquired as goodwill or intangible assets, and we may be required to account for similar premiums paid on future acquisitions in the same manner.

Under the applicable accounting rules, goodwill is not amortized and is carried on our books at its original value, subject to periodic review and evaluation for impairment, whereas intangible assets are amortized over the life of the asset. Our common stock has been trading below both our book value and tangible book value per share for four consecutive quarters. As a result, we expect to conduct impairment reviews each quarter for the foreseeable future. If, as a result of our periodic review and evaluation of our goodwill and intangible assets for potential impairment, we determine that changes in the business itself, the economic environment including business valuation levels and trends, or the legislative or regulatory environment have adversely affected either the fair value of the business or the fair value of our individual segments, we may be required to take an impairment charge to the extent that the carrying values of our goodwill or intangible assets exceeds the fair value of the business in the three segments with goodwill and intangible assets. Also, if we sell a business for less than the book value of the assets sold, plus any goodwill or intangible assets attributable to that business, we may be required to take an impairment charge on all or part of the goodwill and intangible assets attributable to that business.

During the third quarter, we determined that the estimated fair value of the Vendor Finance segment declined, resulting in an impairment of this segment’s entire goodwill and most of its intangible asset balances, representing virtually the entire $455.1 million pretax charge.

If market and economic conditions deteriorate further, this could increase the likelihood that we will need to record additional impairment charges to the extent the carrying value of our goodwill exceeds the fair value of our overall business.

Businesses or asset portfolios acquired may not perform as expected and we may not be able to achieve adequate consideration for planned dispositions.

As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios as well as dispose of non-strategic businesses or portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Such acquisitions may involve numerous other risks, including difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management’s attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit related risks arising from substantially different underwriting standards associated with those businesses or assets.

We are currently executing on a number of measures designed to manage our liquidity position, including potential asset sales or secured financings. There can be no assurance that we will be successful in completing all or any of these transactions. These transactions, if completed, may reduce the size of our business and it is not currently part of our long-term strategy to replace the volume associated with these businesses. From time to time, we also receive inquiries from third parties regarding our potential interest in disposing of other types of assets, such as student lending and other commercial finance or vendor finance assets, which we may or may not choose to pursue.

There is no assurance that we will receive adequate consideration for any asset or business dispositions. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

Adverse or volatile market conditions may continue to negatively impact fees and other income.

In 2005, we began pursuing strategies to leverage our expanded asset generation capability and diversify our revenue base to increase other income as a percentage of total revenue. We invested in infrastructure and personnel focused on increasing other income in order to generate higher levels of syndication and participation income, advisory fees, servicing fees and other types of fee income. These revenue streams are dependent on market conditions and, therefore, can be more volatile than interest on loans and rentals on leased equipment. Current market conditions, including lower liquidity levels, have had a direct impact on syndication activity, and have resulted in significantly lower fee generation. If we are unable to sell or syndicate a transaction after it is originated, this activity will involve the assumption of greater underwriting risk than we originally intended and could increase our capital requirements to support our business or expose us to the risk of valuation allowances for assets held for sale. In addition, we also generate significant fee income from our factoring business. If our clients become concerned about our liquidity position and our ability to provide these services going forward and reduce their amount of business with us, this could further negatively impact our fee income and have a material adverse effect on our business. Continued disruption to the capital markets, our failure to implement these initiatives successfully, or the failure of such initiatives to result in increased asset and revenue levels could adversely affect our financial position and results of operations.

Adverse financial results or other factors may limit our ability to pay dividends.

Our board of directors decides whether we will pay dividends on our common stock. That decision depends upon, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, our credit ratings, and such other factors as the board of directors may consider to be relevant. If any of these factors are adversely affected, it may impact our ability to pay dividends on our common stock. During the first quarter of 2008, our board of directors reduced the quarterly dividend on our common stock by 60%, to $0.10 per share, and our board of directors could determine to further reduce or eliminate dividends payable on our common stock in the future.

In addition, the terms of our preferred stock and junior subordinated notes restrict our ability to pay dividends on our common stock if we do not make distributions on our preferred stock and junior subordinated notes. Further, we are prohibited from declaring dividends on our preferred stock and from paying interest on our junior subordinated notes if we do not meet certain financial tests, provided that the limitation does not apply if we pay such dividends and interest out of net proceeds that we have received from the sale of common stock. While we were in compliance for the second quarter of 2008, we were not in compliance with these financial tests for the prior three fiscal quarters or for the third quarter of 2008. We sold common stock to cover such dividend and interest payments during the fourth quarter of 2007 and the first quarter of 2008, and we obtained a forward commitment from two investment banks to purchase additional shares, at our option, in the second and third quarters of 2008. If we are unable to sell our common stock in the future, and we continue to fail to meet the requisite financial tests, then we will be prohibited from declaring dividends on our preferred stock, paying interest on our junior subordinated notes, or declaring dividends on our common stock.

Furthermore, if we are successful with respect to our application to participate in the Capital Purchase Program and perpetual preferred stock is issued to the U.S. Treasury pursuant to such program, the consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

Competition from both traditional competitors and new market entrants may adversely affect our returns, volume and credit quality.

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We have a wide variety of competitors that include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, community banks, leasing companies, hedge funds, insurance companies, mortgage companies, manufacturers and vendors.

We compete primarily on the basis of pricing, terms and structure. To the extent that our competitors compete aggressively on any combination of those factors, we could lose market share. Should we match competitors’ terms, it is possible that we could experience margin compression and/or increased losses.

We may not be able to realize our entire investment in the equipment we lease.

The realization of equipment values (residual values) during the life and at the end of the term of a lease is an important element in the leasing business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Internal equipment management specialists, as well as external consultants, determine residual values.

A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment, or other factors, would adversely affect the current or the residual values of such equipment. Further, certain equipment residual values, including commercial aerospace residuals, are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors, including market liquidity. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, there can be no assurance that we will realize our estimated residual values for equipment.

The degree of residual realization risk varies by transaction type. Capital leases bear the least risk because contractual payments cover approximately 90% of the equipment’s inception of lease cost. Operating leases have a higher degree of risk because a smaller percentage of the equipment’s value is covered by contractual cash flows at lease inception. Leveraged leases bear the highest level of risk as third parties have a priority claim on equipment cash flows.

Investment in and revenues from our foreign operations are subject to the risks and requirements associated with transacting business in foreign countries.

An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us. In addition, while we generally hedge our translation and transaction exposures, foreign currency exchange rate fluctuations, or the inability to hedge effectively in the future, could have a material adverse effect on our investment in international operations and the level of international revenues that we generate from international asset based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. Recent weakness in the U.S. dollar has negatively impacted the U.S. dollar value of our revenues that are paid in other currencies. A further weakening of the U.S. dollar will further negatively impact the U.S. dollar value of our international operations.

U.S. generally accepted accounting principles (“GAAP”) require that income earned from foreign subsidiaries should be treated as being taxed as if they were distributed to the parent company, unless those funds are permanently reinvested outside the United States. To meet this permanent reinvestment standard, we must demonstrate that there is no foreseeable need for the funds by the parent company and that there is a specific plan for reinvestment of the undistributed earnings of the funds by the subsidiary. Federal income taxes have not been provided on approximately $1.4 billion of cumulative earnings of foreign subsidiaries that we have determined to be permanently reinvested. If we sell a foreign business or significant foreign assets, we may not be able to redeploy some or all of the funds generated from a sale outside the United States and would be required to treat the funds as repatriated to us currently for purposes of GAAP. While it is not practicable to estimate the amount of tax that we would have to provide for under GAAP in such an event, the impact on us may be material.

Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.

The regulated environment in which we operate may adversely affect us.

Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities, including the FDIC, the Utah Department of Financial Institutions, the SBA, the U.S. Department of Education, the FINRA, the SEC and various state insurance regulators, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

The financial services industry is heavily regulated in many jurisdictions outside the United States. As a result, growing our international operations may be affected by the varying requirements of these jurisdictions. CIT Bank Limited, a U.K. Corporation, is licensed as a bank and a broker-dealer and is subject to regulation and examination by the Financial Services Authority of the United Kingdom. We also operate various banking corporations in Brazil, France, Italy, Belgium, Sweden and The Netherlands, and a broker-dealer entity in Canada, each of which is subject to regulation and examination by banking regulators and securities regulators in its home country. Our subsidiary, CIT Bank, a Utah industrial bank, is subject to regulation and examination by the FDIC and the Utah Department of Financial Institutions. Finally, our subsidiary that operates our insurance business, Highlands Insurance Company Limited, is a Barbados company and therefore regulated by Barbados laws and regulations. Given the evolving nature of regulations in many of these jurisdictions, it may be difficult for us to meet these requirements even after we establish operations and receive regulatory approvals. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market, on our ability to permanently reinvest earnings and on our reputation generally.

If our application to become a bank holding company and a financial holding company is successful, our business, financial condition and results of operations could be adversely affected by regulations to which we are and will become subject as a result of becoming a bank holding company and a financial holding company, by new regulations or by changes in other regulations or the application thereof. See “—Risks Related to Our Becoming a Bank Holding Company and a Financial Holding Company.”

Uncertainties related to our business may cause a loss of employees and may otherwise materially adversely affect our ability to attract new employees.

Our future results of operations will depend in part upon our ability to retain existing highly skilled and qualified employees and to attract new employees. Failure to continue to attract and retain such individuals could materially adversely affect our ability to compete. Uncertainties about the future prospects of our business may materially adversely affect our ability to attract and retain key management, technical and other personnel. This inability to retain key personnel could have an adverse effect on our ability to successfully operate our business or to meet our compliance, regulatory, and other reporting requirements.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “target,” “project,” “intend,” “plan,” “potential” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

•	our liquidity risk and capital management, including our credit ratings, our liquidity plan and the potential transactions designed to enhance our liquidity;

•	our plans to enhance liquidity and capital;

•	our credit risk management;

•	our asset/liability risk management;

•	our funding, borrowing costs and net finance revenue;

•	our capital, leverage and credit ratings;

•	our operational risks, including success of build-out initiatives, acquisitions and divestitures;

•	legal risks;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors,” that could cause such differences include, but are not limited to:

•	capital markets liquidity;

•	risks of and/or actual economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	conditions and/or changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	application of fair value accounting in volatile markets;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors;

•	future acquisitions and dispositions of businesses or asset portfolios;

•	regulatory changes and/or developments;

•

the success, or lack thereof, of the Concurrent Transactions, the Additional Liquidity and Capital Initiatives, our application to the Federal Reserve to become a bank holding company and a financial holding company and the submission of our application to the U.S. Treasury to sell perpetual preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program; and

•

if our application to the Federal Reserve to become a bank holding company and a financial holding company is successful, risks associated with our being a bank holding company and a financial holding company, including, but not limited to, whether our existing business activities are permissible activities.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason.

USE OF PROCEEDS

We expect to use the net proceeds from any sales of shares of common stock pursuant to this prospectus supplement for the payment of dividends on our outstanding preferred stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “CIT”. The following table sets forth the high and low reported closing prices for our common stock for the applicable periods indicated. The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2008 was $3.49.

	Low	High
Fiscal 2008:
Fourth Fiscal Quarter (through November 17, 2008)	$2.85	$7.48
Third Fiscal Quarter	$6.14	$11.53
Second Fiscal Quarter	$6.81	$15.25
First Fiscal Quarter	$9.63	$30.68
Fiscal 2007:
Fourth Fiscal Quarter	$22.76	$41.85
Third Fiscal Quarter	$33.28	$57.63
Second Fiscal Quarter	$52.80	$61.16
First Fiscal Quarter	$50.96	$61.36
Fiscal 2006:
Fourth Fiscal Quarter	$47.74	$56.35
Third Fiscal Quarter	$42.44	$53.41
Second Fiscal Quarter	$48.89	$55.95
First Fiscal Quarter	$51.38	$55.05

On October 14, 2008, we announced that our board of directors declared a cash dividend on our common stock equal to $0.10 per common share, payable on November 28, 2008 to holders of record on November 14, 2008. During the first quarter of fiscal year 2008, we paid a dividend of $0.25 per common share, and during the second and third quarters of fiscal year 2008, we paid dividends of $0.10 per common share. During the year ended December 31, 2007, we paid a dividend of $0.25 per common share each quarter for a total of $1.00 per share. During the year ended December 31, 2006, we paid a dividend of $0.20 per common share each quarter for a total of $0.80 per share.

Our dividend practice is to pay a dividend while maintaining a strong capital base. The declaration and payment of future dividends are subject to the discretion of our board of directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, and such other factors as the board of directors may consider to be relevant. The terms of our outstanding Series A, B and C Preferred Stock and our outstanding junior subordinated notes restrict our ability to pay dividends on our common stock if and so long as we do not make distributions on our preferred stock or we do not pay all accrued and unpaid interest on our junior subordinated notes, respectively, in full when due. We are prohibited from declaring dividends on our outstanding Series A and B Preferred Stock and from paying interest on our junior subordinated notes if, among other things, our average four quarters fixed charge ratio is less than or equal to 1.10 on the dividend declaration date or on the thirtieth day prior to the interest payment date, as the case may be. Our average four quarters fixed charge ratio is defined as (a) the sum, for our most recently completed four fiscal quarters, of the quotient of (x) our earnings (excluding income taxes, interest expense, extraordinary items, goodwill impairment and amounts related to discontinued operations) and (y) interest expense plus preferred dividends, divided by (b) four. Notwithstanding the foregoing, we may declare such dividends and pay such interest to the extent of any net proceeds that we have received from the sale of common stock during the 90 days prior to the declaration of the dividend or the 180 days prior to the interest payment date.

PLAN OF DISTRIBUTION

We have entered into a sales agency agreement with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated under which we may issue and sell up to an aggregate sales price of $8,000,000 of shares of common stock from time to time through Citi and Morgan Stanley, as our sales agents. The form of the sales agency agreement will be filed as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus supplement, following this offering. The sales, if any, of common stock made under the sales agency agreement will be made only by means of ordinary brokers’ transactions on the New York Stock Exchange or as otherwise agreed between the sales agents and us.

Citi and Morgan Stanley will sell the shares of common stock subject to the sales agency agreement on a daily basis or as otherwise agreed upon by us and Citi and Morgan Stanley. We will designate the maximum amount of shares of common stock to be sold by Citi and Morgan Stanley daily as reasonably agreed to by Citi and Morgan Stanley. Subject to the terms and conditions of the sales agency agreement, Citi and Morgan Stanley will use their reasonable efforts to sell all of the designated shares of common stock. We may instruct Citi and Morgan Stanley not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Citi and Morgan Stanley will not be obligated to use reasonable efforts to sell shares at any price below the designated price. We or Citi and Morgan Stanley may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

Citi and Morgan Stanley will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which shares of common stock are sold under the sales agency agreement. Each confirmation will include the number of shares sold on that day, the sales price and the compensation payable by us to Citi and Morgan Stanley in connection with the sales.

The compensation to Citi and Morgan Stanley for sales of common stock will be 1.0% per share of common stock sold, to be allocated evenly between them. We have also agreed to reimburse the fees and expenses of counsel for Citi and Morgan Stanley. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock will occur on the third trading day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We estimate that we will spend approximately $250,000 for printing, accounting, legal and other expenses relating to sale of shares of common stock pursuant to the sales agency agreement.

Citi and Morgan Stanley will act as sales agents on a commercially reasonable efforts basis. In connection with the sale of the common stock on our behalf, Citi and Morgan Stanley may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of Citi and Morgan Stanley may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Citi and Morgan Stanley against certain civil liabilities, including liabilities under the Securities Act.

Citi and Morgan Stanley may engage in transactions with, or perform services for, us in the ordinary course of business. In particular, affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are lenders under our credit agreements.

The offering of common stock pursuant to the sales agency agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the agreement, (2) termination of the sales agency agreement upon occurrence of certain events or (3) December 18, 2008 (30 days after the date of the sales agency agreement).

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the offering of the common stock will be passed upon for Citi and Morgan Stanley by Wilmer Cutler Pickering Hale and Dorr LLP.

PROSPECTUS

CIT GROUP INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

CIT Group Inc. may from time to time offer and sell shares of common stock, shares of preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, stock purchase contracts or stock purchase units covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CIT.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2007.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information” before making an investment decision.

As used in this prospectus, the terms “CIT Group Inc.,” “CIT Group,” “CIT,” “we,” “us,” “our” and “the company” refer to CIT Group Inc., unless the context clearly indicates otherwise.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

We are incorporating by reference into this prospectus and any accompanying prospectus supplement the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished under applicable SEC rules, rather than filed, until the completion of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the periods ending March 31, 2007 and June 30, 2007, respectively;

•	CIT’s Definitive Proxy Statement filed with the SEC on April 4, 2007;

•

our Current Reports on Form 8-K filed with the SEC on January 9, 2007, January 17, 2007 (other than Item 7.01), January 23, 2007, January 25, 2007, January 30, 2007, February 1, 2007, February 6, 2007, February 13, 2007 (two filings), February 21, 2007, February 27, 2007, March 6, 2007, March 9, 2007, March 13, 2007, March 14, 2007, March 16, 2007, March 20, 2007, March 23, 2007, April 2, 2007, April 18, 2007 (other than Item 2.02), May 2, 2007, May 8, 2007, May 15, 2007, May 22, 2007, May 30, 2007, June 5, 2007, June 12, 2007, June 18, 2007, June 22, 2007 (two filings), July 3, 2007, July 5, 2007, July 18, 2007 (other than Item 7.01), August 3, 2007, August 7, 2007, August 8, 2007, August 14, 2007, August 28, 2007 and September 24, 2007; and

•	the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward- looking statements are included, for example, in the discussions about:

•	our liquidity risk management;

•	our credit risk management;

•	our asset and liability risk management;

•	our funding, borrowing costs and net finance revenue;

•	our capital, leverage and credit ratings;

•	our operational risks, including the success of build-out initiatives, acquisitions and divestitures;

•	legal risks;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason, except as required by law.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, the net proceeds from any sale of the offered securities will be used to provide additional working funds for CIT Group Inc. CIT has not yet determined the amounts that it may use in connection with its business or that it may furnish to its subsidiaries.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms, as well as any material U.S. federal income tax consequences, particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the amount of debt that we may issue under the indenture or otherwise. Under the indentures, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such debt securities, which may include medium-term notes;

•	the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of, transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

•

if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•

provisions specifying whether the debt securities will be convertible into other securities of CIT and/or exchangeable for securities of CIT or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of CIT or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

•	provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of CIT, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of CIT with respect to such debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

We may from time to time, without the consent of the existing holders of the debt securities, create and issue further debt securities having the same terms and conditions as the previously issued debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such debt securities will be fungible with the previously issued notes to the extent specified in the applicable prospectus supplement or pricing supplement.

We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

Neither indenture limits the amount of other securities that we or our subsidiaries may issue. However, each indenture contains a provision that we refer to in this prospectus as the “Negative Pledge” that provides that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by us, subject to certain exceptions.

The terms of the Negative Pledge do nevertheless permit us to create:

•	liens in favor of any of our subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that we may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•

liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

•

arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

•	liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

•	consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

•	liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•

liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

In addition, under the subordinated indenture pursuant to which any of our senior subordinated debt is issued, we have agreed not to permit:

•

the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

•

the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

Under the more restrictive of these tests, as of June 30, 2007, we could issue up to approximately $6.8 billion of additional senior subordinated indebtedness.

Consolidation, Merger or Sale

Subject to the provisions of the Negative Pledge described above, the indentures will not prevent us from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, we have agreed not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

•

the successor entity (if other than the company) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures;

•

the person to which our properties and assets (as an entirety or substantially as an entirety) are sold expressly assumes, as a part of the purchase price, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures; and

•	the company or the successor entity (if other than the company), or purchaser of our properties and assets, as applicable, is not immediately thereafter in default under the indentures.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to the indentures. After assuming the obligations, the successor entity will have all our rights and powers under the indentures.

Events of Default

An “event of default” means any one of the following events that occurs with respect to a series of debt securities issued under an indenture:

•	we fail to pay interest on any debt security of such series for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

•

we fail to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indentures for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CIT, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under such indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indentures.

Modification of Indenture

The indentures contain provisions permitting us and the trustee to amend, modify or supplement the indentures and any supplemental indenture under which the series of debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of debt securities affected by the change.

However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or any supplemental indenture:

•

for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to CIT or to its creditors, as such, or to its assets, or (2) any voluntary or involuntary liquidation, dissolution or other winding up of CIT, whether or not involving insolvency or bankruptcy or (3) any assignment for the benefit of creditors or (4) the taking of corporate action by CIT in furtherance of any such action or (5) the admitting in writing by CIT of its inability to pay its debts generally as they become due, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities, and to that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of liquidation or insolvency of CIT, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of CIT applicable to such senior indebtedness until the principal of, any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by CIT in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all indebtedness of CIT outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with our subordinated debt securities, (3) indebtedness of CIT to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against CIT in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) any indebtedness issued in violation of the instrument creating it and (7) any guarantee of indebtedness. Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Global Securities

We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the Depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

We have been advised by the Depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest on, if any, a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of CIT, any trustee, any agent of CIT, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the Depositary or its nominee, only if:

•

the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor Depositary within 90 days;

•	we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the applicable indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable trustee, or the applicable registrar and paying agent notify the Depositary that the permanent global security will be exchangeable for definitive securities in registered form.

Any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $1,000 and integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the Depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

Notwithstanding the foregoing, the Depositary, as holder of the securities, or a holder of more than $1 million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. Such paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. So each person owning a beneficial interest in a permanent global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement.

The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book- entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including Agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

We also may, at our option, elect to:

•

discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves from our obligation to comply with certain restrictive covenants under the indentures, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as “covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the U.S. Internal Revenue Service.

Concerning the Trustee

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), acts as trustee under our senior indenture and our subordinated indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

The trustee may be contacted at the following address: The Bank of New York, 101 Barclay Street–8W, New York, New York 10286, Attention: Corporate Finance. The form of senior indenture and the form of subordinated indenture were filed with the SEC as exhibits to the registration statement on January 20, 2006. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC’s web site. See “Where You Can Find More Information.”

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) and certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under a senior indenture or a subordinated indenture may act as trustee under any of our other indentures.

New York Law to Govern

The indentures are governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended, which are incorporated by reference into the registration statement of which this prospectus is a part.

As of June 30, 2007, our authorized capital stock consisted of: (1) 600,000,000 shares of common stock, par value $0.01 per share, of which 214,362,042 shares were issued, including 190,706,063 that were issued and outstanding, and 23,656,779 that were issued and held in treasury; and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 14,000,000 shares of Series A preferred stock, with a liquidation preference of $25 per share, and 1,500,000 shares of Series B preferred stock, with a liquidation preference of $100 per share, were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors: (1) amending, repealing or adopting of by-laws by the stockholders; (2) removing directors (which is permitted for cause only); and (3) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of CIT, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the debt securities, common stock and preferred stock offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local, non-U.S. tax consequences of the purchase, ownership and disposition of the debt securities, common stock and preferred stock. This summary addresses only debt securities and shares of common or preferred stock held as capital assets within the meaning of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding our debt securities or shares, as applicable, as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

The tax consequences with respect to a particular offering of debt securities or shares of common or preferred stock with special characteristics are not discussed in this prospectus. The discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the relevant prospectus supplement or any pricing supplement for that offering.

In addition, the discussion below does not address the U.S. federal income tax consequences with respect to the purchase, ownership and disposition of receipts for depositary shares, warrants, or stock purchase contracts or units. If applicable, a discussion of the U.S. federal income tax consequences with respect to these securities will be set forth in the relevant prospectus supplement or any pricing supplement for that offering.

As used herein, a “U.S. Holder” is a beneficial owner of debt securities or shares of common or preferred stock, as the case may be, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of a note or share, as the case may be, that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debt securities or shares of common or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding debt securities or shares of common or preferred stock, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities or shares of common or preferred stock by the partnership.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK AND PREFERRED STOCK IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK OR PREFERRED STOCK BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

Debt Securities

Payments of Interest. Except as set forth below, interest on debt securities generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time that such interest is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. Special tax accounting rules apply to debt securities issued with “original issue discount” (“OID”) for U.S. federal income tax purposes (“OID debt securities”). In general, debt securities will be treated as issued with OID if the “issue price” of the debt securities is less than their “stated redemption price at maturity” unless the amount of such difference is de minimis (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). Regardless of the regular method of accounting used by a U.S. Holder for U.S. federal income tax purposes, OID generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

The “issue price” of debt securities will be the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of debt securities is the sum of all payments to be made on the debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

For OID debt securities having a term to maturity of more than one year, the amount of OID includible in gross income by a U.S. Holder of the OID debt securities is the sum of the “daily portions” of OID with respect to the OID debt securities for each day during the taxable year in which such U.S. Holder held the OID debt securities (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to such accrual period.

The amount of OID allocable to any accrual period is equal to the excess (if any) of (i) the product of the “adjusted issue price” of the OID debt securities at the beginning of such accrual period and the yield to maturity of the OID debt securities, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the sum of any qualified stated interest payments allocable to the accrual period. For this purpose, accrual periods may be of any length and may vary in length over the term of the OID debt securities provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period.

The adjusted issue price of OID debt securities at the start of any accrual period is equal to the issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to the OID debt securities that were not qualified stated interest payments. Under the constant yield method for accruing OID, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID in successive accrual periods.

Debt securities may contain provisions allowing the debt securities to be redeemed prior to their stated maturity date at our option or at the option of holders. For purposes of determining yield and maturity, debt securities that may be redeemed prior to their stated maturity date at the option of the issuer generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Conversely, debt securities that may be redeemed prior to their stated maturity date at the option of the holder generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. If the exercise of such an option does not occur, contrary to the assumptions made as of the issue date, then solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price.

Short-Term Debt Securities. In the case of debt securities that that have a fixed maturity of one year or less (“short-term debt securities”), all payments, including all payments of stated interest, will be included in the stated redemption price at maturity. The short-term debt securities will be treated for U.S. federal income tax purposes as having been issued with OID in the amount of the difference between their issue price and stated redemption price at maturity (unless the U.S. Holder elects to compute OID using tax basis instead of issue price). In general, U.S. Holders that use the accrual method of accounting for U.S. federal income tax purposes and certain other U.S. Holders are required to accrue OID in respect of short-term debt securities into gross income either on a straight-line basis or, if a U.S. Holder so elects, on a constant yield basis using daily compounding. U.S. Holders that are individuals and certain other U.S. Holders that use the cash method of accounting for U.S. federal income tax purposes are not required to accrue OID on short-term debt securities in advance of the receipt of payment unless they elect to do so. If such a U.S. Holder does not elect to accrue OID on short-term debt securities into gross income, then gain subsequently recognized upon the sale, retirement or other disposition of the short-term debt securities generally will be treated as ordinary interest income to the extent of the OID that has accrued through the date of such disposition. Furthermore, a non-electing U.S. Holder of short-term debt securities may be required to defer deductions for a portion of the U.S. Holder’s interest expense with respect to any indebtedness incurred or maintained to purchase or carry the short-term debt securities.

Variable Rate Debt Securities. Treasury regulations prescribe special rules for “variable rate debt instruments” that provide for the payment of interest based on certain floating or objective rates. In general, debt securities will qualify as variable rate debt instruments (“variable rate debt securities”) if (i) the issue price of the debt securities does not exceed the total non-contingent principal payments due in respect of the debt securities by more than an amount equal to the lesser of (A) 0.015 multiplied by the product of the total non-contingent principal payments and the number of complete years to maturity from the issue date and (B) 15% of the total non-contingent principal payments, and (ii) the debt securities provide for stated interest, paid or compounded at least annually, at “current values” of (A) one or more “qualified floating rates,” (B) a single fixed rate and one or more qualified floating rates, (C) a single “objective rate,” or (D) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.” A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate debt securities are denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 can constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate debt securities

(e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the variable rate debt securities or are reasonably expected to not have a significant effect on the yield of the variable rate debt securities.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a “qualified inverse floating rate” if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The Treasury regulations also provide that if debt securities provide for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If variable rate debt securities provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term, and such interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such variable rate debt securities will constitute qualified stated interest that is included in gross income by U.S. Holders as received or accrued in accordance with their regular methods of accounting for U.S. federal income tax purposes. Thus, such variable rate debt securities generally will not be treated as having been issued with OID unless the variable rate securities are sold at a discount from their stated principal amount, subject to a de minimis exception. In general, the amount of qualified stated interest and OID, if any, that accrues during an accrual period on such variable rate debt securities is determined under the rules described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest that was accrued under the foregoing approach.

For other variable rate debt securities, the timing and amount of OID and qualified stated interest will be determined by converting the variable rate debt securities into “equivalent fixed rate debt instruments.” The conversion of the variable rate debt securities into equivalent fixed rate debt instruments generally involves substituting for any qualified floating rate or qualified inverse floating rate a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the issue date, or substituting for any objective rate (other than a qualified inverse floating rate) a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. In the case of variable rate debt securities that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable rate debt securities provide for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate debt securities as of their issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse rate, the variable rate debt securities are then converted into equivalent fixed rate debt instruments in the manner described above.

Once the variable rate debt securities are converted into equivalent fixed rate debt instruments pursuant to the foregoing rules, the timing and amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instruments by applying the general OID rules to the equivalent fixed rate debt instruments. A U.S. Holder of such variable rate debt securities will account for OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instruments. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instruments in the event that such amounts differ from the actual amount of interest accrued or paid on the variable rate debt securities during the accrual period.

Contingent Payment Debt Securities. If debt securities provide for variable rates of interest or other contingent payments but fail to qualify as variable rate debt securities under the rules described above, then the debt securities may become subject to the Treasury regulations governing “contingent payment debt instruments” (“contingent payment debt securities”). Under these Treasury regulations, a U.S. Holder of contingent payment debt securities generally would be required to accrue interest income each taxable year based upon a “comparable yield” for a hypothetical fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the contingent payment debt securities. We would be required to determine the comparable yield and prepare, solely for U.S. federal income tax purposes, a projected payment schedule that includes all non-contingent payments and estimates of the amount and timing of all contingent payments on the debt securities.

If the actual contingent payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments set forth on the projected payment schedule, adjustments will be made for such differences. A net positive adjustment for the amount by which actual contingent payments during the taxable year exceed the projected contingent payments for such taxable year, will be treated as additional interest income. A net negative adjustment for the amount by which actual contingent payments during the taxable year are less than the projected contingent payments for such taxable year (i) first, will reduce the amount of interest required to be accrued in the current taxable year, (ii) second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that the total interest inclusions previously accrued in respect of the contingent payment debt securities exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and (iii) third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Upon the sale, retirement or other disposition of contingent payment debt securities, any gain recognized by a U.S. Holder would be treated as ordinary income. Any loss arising in such a disposition would be treated as an ordinary loss to the extent of any prior interest inclusions in respect of the contingent payment debt securities that have not previously been reversed. The balance of such loss generally would constitute a capital loss.

The U.S. federal income tax treatment of any debt securities that will be treated as contingent payment debt securities subject to these Treasury regulations will be more fully described in the relevant prospectus supplement or any applicable pricing supplement. The rules regarding contingent payment debt securities are complex. U.S. Holders should carefully examine the relevant prospectus supplement and any applicable pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Market Discount. If a U.S. Holder purchases debt securities (other than debt securities purchased at original issue at or above the issue price and other than short-term debt securities) for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any payments received in respect of the debt securities, other than payments of qualified stated interest, and any gain derived from the sale, retirement or other disposition of the debt securities, as ordinary income to the extent of the market discount that has accrued on the debt securities (on a ratable basis or, at the election of the U.S. Holder, a constant yield basis) but has not previously been included in gross income by the U.S. Holder. In addition, a U.S. Holder may be required to defer until the maturity of the debt securities, or their earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred to purchase or carry such debt securities.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Acquisition Premium. If a U.S. Holder acquires OID debt securities for an amount greater than their adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the OID debt securities after the date of acquisition, the OID debt securities will be treated as acquired at an acquisition premium. For OID debt securities acquired with acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the OID debt securities for any taxable year will be reduced by the portion of acquisition premium properly allocable to such taxable year.

Amortizable Bond Premium. If a U.S. Holder purchases debt securities for an amount in excess of the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the debt securities at a “premium” for U.S. federal income tax purposes. In such case, the U.S. Holder generally may elect to amortize the premium over the remaining term of the debt securities, on a constant yield method, as an offset to interest includible in gross income with respect to the debt securities, and the U.S. Holder would not be required to include OID, if any, in gross income in respect of the debt securities. In the case of debt securities that provide for alternative payment schedules, the amount of premium generally is determined by assuming that a holder will exercise or not exercise options in a manner that maximizes the holder’s yield, and that the issuer will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Election to Treat All Interest as OID. U.S. Holders may elect to treat all interest in respect of debt securities as OID and to calculate the amount includible in gross income for any taxable year under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for debt securities with amortizable bond premium, the election is treated as an election under the amortizable bond premium rules described above and the electing U.S. Holder will be required to amortize bond premium for all other debt instruments with amortizable bond premium held or subsequently acquired by the U.S. Holder. The election to treat all interest as OID must be made for the taxable year in which the U.S. Holder acquires the debt securities, and the election may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Sale, Retirement or Other Taxable Disposition of Debt Securities. Upon the sale, retirement or other taxable disposition of debt securities, a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the debt securities. In general, the U.S. Holder’s adjusted tax basis of the debt securities will equal the U.S. Holder’s cost for the debt securities, increased by all accrued OID or market discount previously included in gross income and reduced by any amortized premium and any cash payments previously received in respect of the debt securities other than qualified stated interest payments. Except as described above with respect to certain short-term debt securities, contingent payment debt securities and debt securities acquired at a market discount, and except with respect to gain or loss attributable to changes in exchange rates (as discussed below), such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the debt securities have been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Foreign Currency Debt Securities. In the case of debt securities denominated in a foreign currency (“foreign currency debt securities”), U.S. Holders will need to calculate and convert income into U.S. dollar values, and may be required to account for gain or loss in respect of exchange rate fluctuations, in accordance with special rules. In general, if an interest payment is made in a foreign currency to a U.S. Holder who is not required to accrue such interest prior to its receipt, the U.S. Holder will be required to include in gross income the U.S. dollar value of the interest payment, determined by translating the interest payment at the “spot rate” in effect for the foreign currency on the date that payment is received, regardless of whether the payment in fact is converted into U.S. dollars. The U.S. Holder will not recognize any exchange gain or loss with respect to the receipt of the interest payment.

A U.S. Holder who is required, under its method of accounting, to accrue interest on foreign currency debt securities prior to the receipt of the interest payment will be required to include in gross income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. Upon receipt of an interest payment on the foreign currency debt securities (or the receipt of payment of sale or other disposition proceeds attributable to unpaid interest that was previously accrued into gross income), such a U.S. Holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment, determined by translating the foreign currency received at the spot rate in effect for such foreign currency on the date received, and the U.S. dollar value of the interest income that the U.S. Holder has previously included in gross income with respect to the payment. Any exchange gain or loss generally will be treated as ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

For purposes of translating interest accruals under the foregoing rules, the average rate of exchange for an interest accrual period generally is the simple average of the exchange rates in effect for each business day of the application period (or another average that is reasonably derived and consistently applied by the U.S. Holder). A U.S. Holder may elect, however, to translate interest accruals at the spot rate in effect on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year), or on the date that the interest payment is received if that date is within five business days of the end of the accrual period. The election would apply to all foreign currency debt securities held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

The amount of OID on foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes, as described above. Likewise, a U.S. Holder will recognize exchange gain or loss when payments attributable to the OID are made to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment). For this purpose, all receipts on foreign currency debt securities will be viewed (i) first, as the receipt of any periodic interest payments provided under the terms of the foreign currency debt securities, (ii) second, as the receipt of previously accrued OID (to the extent of such OID), with payments considered made beginning with the earliest accrual periods, and (iii) thereafter, as the receipt of principal.

If a U.S. Holder purchases foreign currency debt securities by making payment in the relevant foreign currency, then the initial tax basis of the foreign currency debt securities will be the U.S. dollar value of the foreign currency paid, determined at the time of purchase. In the case of foreign currency debt securities that are traded on an established securities market, a cash basis U.S. Holder (or an accrual basis

U.S. Holder that so elects) will determine the U.S. dollar value of the cost of the foreign currency debt securities by translating the amount paid at the spot rate in effect on the settlement date of the purchase. A U.S. Holder who purchases foreign currency debt securities with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s adjusted tax basis in the foreign currency and the fair market value of the foreign currency debt securities, in U.S. dollars, on the date of purchase. The exchange gain or loss will be ordinary income or loss.

When determining the amount of any gain or loss recognized by a U.S. Holder on the sale, retirement or other taxable disposition of foreign currency debt securities, the amount realized will be the U.S. dollar value of the amount realized in the foreign currency (other than amounts attributable to accrued but unpaid interest, which generally will be treated as a payment of interest), determined at the time of the sale, retirement or other taxable disposition and in accordance with the U.S. Holder’s applicable method of accounting for U.S. federal income tax purposes. In the case of foreign currency debt securities that are denominated in a foreign currency and traded on an established securities market, a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects) will determine the U.S. dollar value of the amount realized by translating at the spot rate in effect on the settlement date of the sale. A U.S. Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and disposition of foreign currency debt securities. Such gain or loss generally will be treated as ordinary income or loss from U.S. sources. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the sale, retirement or other taxable disposition of the foreign currency debt securities.

A U.S. Holder’s tax basis in foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value of the interest payment at the spot rate in effect on the date that the foreign currency is received. The tax basis in foreign currency received on the sale, retirement or other taxable disposition of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, retirement or other taxable disposition in the manner described above. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the foreign currency will be ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

Special rules apply to foreign currency debt securities that are denominated in one of certain hyperinflationary currencies, or that are denominated in multiple currencies. Prospective investors should carefully examine the relevant prospectus supplement and any pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Reportable Transactions. Treasury regulations dealing with the disclosure of certain “reportable transactions” could apply to investments in debt securities in some circumstances. In particular, under the Treasury regulations, a sale, retirement or other taxable disposition of foreign currency debt securities would be subject to disclosure requirements if such sale, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Prospective investors in foreign currency debt securities should consult their own tax advisors to determine the disclosure obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Common and Preferred Stock

Distributions. A distribution paid by us in respect of common or preferred stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the gross income of the U.S. Holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that such distributions to the U.S. Holder do not exceed the U.S. Holder’s adjusted tax basis in the shares of common or preferred stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder’s adjusted tax basis in such common or preferred stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. Holder’s adjusted tax basis in the common or preferred stock, such distributions generally will be taxable as capital gain realized in respect of the common or preferred stock.

Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. Holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common or preferred stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common or preferred stock to qualify as dividends for U.S. federal income tax purposes.

U.S. Holders should be aware that dividends exceeding certain thresholds in relation to such U.S. Holders’ tax basis in the common or preferred stock could be characterized as “extraordinary dividends” (as defined in section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its tax basis in the common or preferred stock by the portion of such dividend that is not taxed because of the dividends received deduction, and is required to recognize taxable gain to the extent such portion of the dividend exceeds the U.S. Holder’s tax basis in the common or preferred stock. U.S. Holders who are individuals and who receive an “extraordinary dividend” would be required to treat any losses on the sale of the common or preferred stock as long-term capital losses to the extent that the dividends received by them qualified for the reduced 15% tax rate on qualified dividend income, as described above. Prospective investors in common or preferred stock should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in the common or preferred stock.

Sale or Other Taxable Dispositions of Common or Preferred Stock. In general, a U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of common or preferred stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. Holder’s adjusted tax basis in the common or preferred stock at the time of the disposition. Any such capital gain will be long-term capital gain if the common or preferred stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The ability to utilize capital losses is subject to limitations under the Code.

Redemptions of Common Stock or Preferred Stock. A redemption of shares of common or preferred stock generally will be treated under section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in section 302(b) of the Code and is therefore treated as a sale or exchange of the common or preferred stock that is redeemed. If a redemption of shares of common or preferred stock is treated as a sale or exchange, the redemption will be taxable as described under the caption “—Sale or Other Taxable Dispositions of Common or Preferred Stock” above, except that an amount received in respect of declared but unpaid dividends generally will be taxable as a dividend if we have sufficient current or accumulated earnings and profits, as described above under the caption “—Distributions.”

A redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of a U.S. Holder’s interest in us, (ii) is “substantially disproportionate” with respect to a U.S. Holder, or (iii) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common or preferred stock deemed owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must be taken into account. A redemption of shares of common and preferred stock held by a U.S. Holder generally will qualify for sale or exchange treatment if the U.S. Holder does not own (actually or constructively) any shares of any classes of our common or preferred stock following the redemption, or if the U.S. Holder owns (actually or constructively) only an insubstantial percentage of our common or preferred stock, the redemption has the effect of decreasing such ownership percentage and the U.S. Holder does not participate in our control or management. However, the determination as to whether any of the tests of section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption.

If a redemption of shares of common or preferred stock is treated as a distribution, the entire amount received will be taxable as described under the caption “—Distributions” above. In such case, a U.S. Holder’s adjusted tax basis in the redeemed shares of common or preferred stock generally will be transferred to any remaining shares of common or preferred stock held by such U.S. Holder immediately after the redemption. If a U.S. Holder does not own any other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to such U.S. Holder, or the tax basis may be entirely lost.

Prospective investors should consult their own tax advisors for purposes of determining the tax consequences resulting from redemption of shares of common or preferred stock in their particular circumstances.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). In certain circumstances where a U.S. Holder’s ownership interest in us is increased, a U.S. Holder may be required to recognize dividend income prior to the payment of an actual dividend. Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to (i) payments of principal, premium, and interest (including OID, if any) paid in respect of, and the proceeds from a sale, redemption or other disposition before maturity of, the debt securities, and (ii) dividends and other taxable distributions paid in respect of, and the proceeds from a sale, redemption or other disposition of, the common or preferred stock. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

U.S. Federal Income Taxation of Non-U.S. Holders

Debt Securities

Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

(a) payments of interest (including OID, if any) on the debt securities by CIT or our paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code;

•

the interest (including OID, if any) is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the interest (including OID, if any) is not considered contingent interest under section 871(h)(4)(A) of the Code and the Treasury regulations thereunder; and

•	the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

(b) a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of the debt securities, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

The certification requirement referred to in subparagraph (a) above will be fulfilled if (i) the beneficial owner of the debt securities certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that such beneficial owner is not a U.S. person and provides its name and address, and (ii) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent, or in the case of debt securities held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the beneficial owner and furnishes the withholding agent with a copy. With respect to debt securities held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder of debt securities is engaged in the conduct of a trade or business in the United States, and if premium (if any) or interest (including OID) on the debt securities, or gain realized on its sale, retirement or other taxable disposition of the debt securities is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder. See “U.S. Federal Income Taxation of U.S. Holders” above. In lieu of the certificates described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Common and Preferred Stock

Distributions. Except as described below, dividends paid to a Non-U.S. Holder in respect of common or preferred stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. Holders eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a Non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common or Preferred Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common or preferred stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the five year period (or shorter holding period for the common or preferred stock) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a Non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments. As discussed above under “—U.S. Holders—Redemption of Common or Preferred Stock,” the proceeds received from a redemption of shares of common or preferred stock may be treated as a distribution in certain circumstances, in which case, the discussion above under “—Distributions” would be applicable.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement, and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, CIT or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest (including OID) on the debt securities, and dividends on the common or preferred stock, paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest and dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the debt securities or shares of common or preferred stock provided that CIT or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined under the Code), and CIT or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of debt securities or shares of common or preferred stock, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of debt securities should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or pricing supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or pricing supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or pricing supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or pricing supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or pricing supplement, and the applicable prospectus supplement or pricing supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement or pricing supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CIT Group Inc.

Common Stock

November 18, 2008

Citi
Morgan Stanley